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Table of Contents

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PNM Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PNM Resources, Inc. Alvarado Square Albuquerque, NM 87158

Notice of Annual Meeting of Shareholders
Tuesday, May 13, 2003
9:30 a.m., Mountain Daylight Time

South Broadway Cultural Center
1025 Broadway, SE
Albuquerque, New Mexico

        April 4, 2003

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of PNM Resources, Inc. ("PNM Resources"). The meeting will be held on Tuesday, May 13, 2003, at 9:30 a.m. (Mountain Daylight Time), at the South Broadway Cultural Center, 1025 Broadway, SE, Albuquerque, New Mexico. A map to the meeting location is included on the back page of this proxy statement. At the meeting, shareholders are being asked to:

  •
  elect four directors,

  •
  act upon a proposal to approve the Employee Stock Purchase Plan, as described in the accompanying proxy statement and set forth in Appendix B,

  •
  act upon a proposal to approve the appointment of Deloitte & Touche LLP as independent public accountants for 2003, and

  •
  transact any other business properly brought up at the meeting.

        Holders of PNM Resources common stock of record at the close of business on March 24, 2003, may vote at the meeting.

        This proxy statement and proxy card are being distributed on or about April 4, 2003. Your vote is important. The continuing interest of our shareholders in the business of PNM Resources is appreciated and we hope you will be able to attend.

                      Sincerely,

                      Jeffry E. Sterba
                      Chairman of the Board, President and
                      Chief Executive Officer

i

Introduction, Attendance and Voting Matters

Introduction

        Effective December 31, 2001, PNM Resources, Inc. ("PNM Resources" or the "Company") became the parent company of Public Service Company of New Mexico ("PNM") and began trading on the New York Stock Exchange ("NYSE") under the same PNM symbol.

Admission Tickets

        Admission tickets will be distributed at the registration tables in the lobby of the South Broadway Cultural Center prior to the Annual Meeting. Attendance is limited to shareholders of record on March 24, 2003. If your shares are held in the name of your broker, bank, or other nominee, please bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares as of the record date.

Voting Methods

        For your convenience, we have established four easy methods for voting:

In Person:	You can attend and cast your vote at the Annual Meeting.
By Telephone:	For automated phone voting, call 1-800-435-6710 (toll free) (Please refer to the instructions on the enclosed proxy card).
By Internet:
Access http://www.eproxy.com/pnm
(Please refer to the instructions on the enclosed proxy card). Shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be paid by the shareholder.
By Mail:	Simply return your executed proxy card in the enclosed postage-paid envelope.

        Your shares will be voted in the manner you indicate. In the absence of specific instructions, proxies will be voted by those named in the proxy FOR the election of directors nominated, FOR the approval of the Employee Stock Purchase Plan, FOR the approval of the selection of Deloitte & Touche LLP as independent public accountants, and on all other matters in accordance with their best judgment. You can revoke your proxy at any time before it is exercised and vote your shares in person if you attend the meeting.

        Each share of PNM Resources common stock you own entitles you to one vote. As of March 24, 2003, there were 39,117,799 shares of PNM Resources common stock outstanding.

The Quorum Requirement

        A quorum of shareholders is necessary to hold a valid meeting. If at least a majority of the outstanding common stock of PNM Resources is represented at the Annual Meeting, in person or by proxy, a quorum will exist.

Vote Necessary for Action

        A quorum and the affirmative vote of the holders of a majority of the shares of PNM Resources' common stock present, in person or by proxy, at the Annual Meeting are required to elect directors, approve the Employee Stock Purchase Plan, and approve the selection of independent public accountants. Abstentions will have the effect of a vote against these matters while "broker non-votes" will not be counted in calculating voting results on these matters.

Shares Held in Street Name

        If you do not return your proxy and your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under NYSE rules to vote customers' unvoted shares on some "routine" matters. Current NYSE rules provide that the three proposals described in this proxy statement are considered routine matters.

        If you do not give a proxy to vote your shares, your brokerage firm may either vote your shares on routine matters, or leave your shares unvoted. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

        You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Shares Held in the Master Employee Savings Plan and Trust

        If you are a participant in the PNM Resources, Inc. Master Employee Savings Plan and Trust ("MESP") and shares of PNM Resources have been allocated to your account under the PNM Resources Stock Fund investment option of the MESP, then you will receive a separate vote authorization form and supplemental materials on voting instructions for these shares from the Corporate Investment Committee.

Matters Raised at the Meeting Not Included in this Proxy Statement

        The PNM Resources Board of Directors (the "Board") knows of no other business to be conducted at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented, the proxy committee will vote on the matter in accordance with its judgment. Shareholders attending the meeting will directly vote on those matters.

PROPOSAL 1: ELECTION OF DIRECTORS
(Proposal 1 on your proxy card)

General Information

        The Board is divided into three classes for purposes of election. One class is elected at each Annual Meeting of Shareholders to serve for a three-year term. The Board elected Ms. Bonnie S. Reitz and Ms. Julie A. Dobson as directors on July 16, 2002.

        Ms. Reitz was elected to serve the unexpired term of Mr. Benjamin F. Montoya, who retired from the Board of Directors on May 14, 2002. Ms. Dobson was elected to fill a vacancy caused by increasing the number of directors from nine to ten. In accordance with New Mexico law, Ms. Dobson is being nominated for election at this year's Annual Meeting in addition to the class of directors with terms expiring this year.

        If a nominee becomes unavailable for election, proxy holders will vote for another nominee proposed by the Board.

Directors Nominated This Year

Terms Expiring in 2006 (Class "B" Directors)

Name, Address, Age	Positions Held and Length of Service	Principal Occupation During Past Five Years	Other Directorships
Robert G. Armstrong 500 North Main Bank of America Bldg., Suite 1000 Roswell, NM 88201 Age: 56	PNM/PNM Resources —Director since 1991	President, Armstrong Energy Corporation, an oil and gas exploration and production company
Manuel T. Pacheco 11001 N. 50th Street Scottsdale, AZ 85254 Age: 61	PNM/PNM Resources —Director since 2001	Retired January 2003 President, University of Missouri System, 1997-2002
Robert M. Price 14579 Grand Ave., South, Suite 100 Burnsville, MN 55306 Age: 72	PNM/PNM Resources —Director since 1992	President, PSV, Inc., a technology consulting business	Affinity Technology Group, Inc. Datalink Corporation

        Mr. Armstrong, Dr. Pacheco, and Mr. Price are being nominated for election as Class "B" directors of PNM Resources, for terms expiring at the Annual Meeting of Shareholders in 2006. The nomination and election for this term of service will result in Mr. Armstrong and Mr. Price serving for more than 12 years on the Board, and in Mr. Price serving another term after the age of 72. The Board has deemed that it is in the best interest of PNM Resources for Mr. Armstrong and Mr. Price to continue to serve on the Board. Their continuance on the Board is important to the orderly implementation of the Director's Service Policy in a manner that provides for an appropriate mix of new and experienced directors. In accordance with the Director's Service

Policy approved on February 19, 2002, and referenced in this proxy statement on page 10, Mr. Armstrong and Mr. Price have submitted a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable.

Term Expiring in 2005 (Class "A" Director)

Name, Address, Age	Positions Held and Length of Service	Principal Occupation During Past Five Years	Other Directorships
Julie A. Dobson 40 West Gude Drive Suite 100 Rockville, MD 20850 Age: 46	PNM Resources —Director since July 2002	Chairman, TeleBright Corp., a telecommunications decision-support technology company, since 2002; Chief Operating Officer, TeleCorp PCS, 1998-2002; President, Bell Atlantic Mobile NY/NJ Region 1997-1998	Safeguard Scientific, Inc.

Your Board of Directors recommends a vote FOR these nominees.

Directors Continuing in Office

Terms Expiring in 2005 (Class "A" Directors)

Name, Address, Age	Positions Held and Length of Service	Principal Occupation During Past Five Years	Other Directorships
R. Martin Chavez 3 New York Plaza, 15th Floor New York, NY 10004 Age: 39	PNM/PNM Resources —Director since 2001	Chairman and Chief Executive Officer, Kiodex, Inc., a risk management technology company, since 2000; Director, Credit Suisse First Boston 1997-2000
Joyce A. Godwin 904 Brazos Pl., S.E. Albuquerque, NM 87123 Age: 59	PNM/PNM Resources —Director since 1989	Retired Vice President and Secretary, Presbyterian Healthcare Services	Charter Bank Quest Aircraft Trust
Paul F. Roth 3101 Old Pecos Trail Unit 914 Santa Fe, NM 87505 Age: 70	PNM/PNM Resources —Director since 1991	Retired President, Texas Division Southwestern Bell Telephone Company

Terms Expiring in 2004 (Class "C" Directors)

Name, Address, Age	Positions Held and Length of Service	Principal Occupation During Past Five Years	Other Directorships
Bonnie S. Reitz 1600 Smith Street, 1743 C Houston, TX 77002 Age: 50	PNM Resources —Director Since July 2002	Owner, InsideOut...Culture to Customer, a business consulting company, March 2003; Senior Vice President, Sales and Distribution, Continental Airlines, Inc., 1994-2003
Theodore F. Patlovich 314 Big Horn Ridge, N.E. Albuquerque, NM 87122 Age: 76	PNM/PNM Resources —Director since 2000	Businessman, Entrepreneur, Consultant	Qynergy Corporation Fresnel Optics Reflexite Corporation American Home Furnishings
Jeffry E. Sterba Alvarado Square MS 2824 Albuquerque, NM 87158 Age: 48	PNM/PNM Resources —Director since 2000	Chairman, President and Chief Executive Officer, PNM Resources, Inc., and continues to serve as Chairman, President and Chief Executive Officer of its wholly owned subsidiary, PNM. Executive Vice President, USEC, 1999-2000. Executive Vice President and Chief Operating Officer, PNM, 1997-1999	Wells Fargo Bank New Mexico, N.A.

Director Compensation

        Of PNM Resources' current Board members, only Mr. Sterba is a salaried employee and receives no compensation for serving on the Board. Board members who are not salaried employees of PNM Resources receive compensation for Board service, which currently includes:

Annual Retainer:	$25,000 and 5,000 stock options
Attendance Fees:	$1,000 per Board meeting
$750 for each Board committee meeting $600 for each teleconference meeting (less than one hour in duration; regular attendance fees for meetings over one hour in duration)
Committee Chairs:	$300 for each Board committee meeting (in addition to attendance fees)

        Under PNM Resources' Director Retainer Plan, non-employee directors will receive their annual retainer in the form of cash and stock options as determined by the Board. The options generally vest (become exercisable) on the date of the next Annual Meeting. The exercise price of the option is equal to the fair market value of the common stock on the date of grant. Fair market value is determined by the closing price of the NYSE on the date of the grant.

PNM Resources Common Stock Owned by Executive Officers and Directors
(As of March 15, 2003)

	Amount and Nature of Shares Beneficially Owned(a)
Name	Aggregate No. of Shares Held(b)	Right to Acquire Within 60 Days(c)	Percent of Shares Beneficially Owned
Robert G. Armstrong	4,697	16,000	*
R. Martin Chavez	416	5,000	*
Julie A. Dobson	500	5,000	*
Roger J. Flynn	2,692	98,398	*
Joyce A. Godwin	3,806	16,000	*
Max H. Maerki	2,673	45,665	*
Patrick T. Ortiz	3,031	129,004	*
Manuel T. Pacheco	421	5,000	*
Theodore F. Patlovich	5,000	5,000	*
Robert M. Price	2,000	11,000	*
William J. Real	4,440	87,431	*
Bonnie S. Reitz	500	5,000	*
Paul F. Roth	5,378	5,000	*
Jeffry E. Sterba	5,200	218,680	*
Directors & Executive Officers as a Group (17)	44,624	753,148	2.04%
(a)
Beneficial ownership means the sole or shared power to vote, or to direct the voting of a security and/or investment power with respect to a security.

(b)
Shares held in the individual's name, individually or jointly with others, or in the name of a bank, broker, or nominee for the individual's account.

(c)
The number of shares directors and executive officers have a right to acquire through stock option exercises within 60 days after March 15, 2003, and the number of shares that executive officers have a right to acquire through the Executive Savings Plan upon the participant's death or termination of employment. As of March 15, 2003, the Executive Savings Plan share rights consist of 2,015 shares of the 218,680 shares reported for Jeffry E. Sterba and an additional 857 shares of the 753,148 shares reported for directors and executive officers as a group.

*
Less than 1% of PNM Resources outstanding shares of common stock.

Ownership of More than Five Percent of PNM Resources Common Stock
(As of March 15, 2003)

	Voting Authority		Dispositive Authority
Name and Address					Total Amount	Percent Of Class
	Sole	Shared	Sole	Shared
Cascade Investment, L.L.C.(1) 2365 Carillon Point Kirkland, Washington 98033	3,694,100	0	3,694,100	0	3,694,100	9.4%
Barclays Global Investors, LTD.(2) Murray House 1 Royal Mint Court London, England EC3 NHH	2,829,521	0	2,829,521	0	2,829,521	7.23%
(1)
As reported on Schedule 13G dated February 12, 2003, filed with the Securities and Exchange Commission by Cascade Investment, L.L.C. ("Cascade"), the filing reported that all shares held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

(2)
As reported on Schedule 13G dated February 10, 2003, filed with the Securities and Exchange Commission by Barclays Global Investors, LTD., Barclays Global Investors, N.A. and Barclays Global Fund Advisors, the filing reported that the shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. This filing also reported that Barclays Global Investors, N.A. beneficially owned 2,408,153 shares with sole voting power and 2,408,153 shares with sole dispositive power; Barclays Global Fund Advisors beneficially owned 417,418 shares with sole voting and dispositive power; and that Barclays Global Investors, LTD., beneficially owned 3,950 shares with sole voting and dispositive power.

        The information provided above is based on reports filed with the Securities and Exchange Commission ("SEC"). PNM Resources makes no representation as to the accuracy or completeness of the information. These are the only persons known to PNM Resources, as of March 15, 2003, to be the beneficial owners of more than 5% of PNM Resources common stock.

Board and Committee Meetings

2002 MEMBERSHIP ROSTER (Standing Board Committees)
Name	Board	Audit & Ethics	Board Governance & Human Resources	Finance Customer Policy
Robert G. Armstrong	X	X*		X
R. Martin Chavez(1)	X	X			X
Julie A. Dobson(2)	X	X			X
Joyce A. Godwin	X		X	X*
Manuel T. Pacheco	X	X		X
Theodore F. Patlovich	X		X		X
Robert M. Price	X		X		X*
Bonnie S. Reitz(3)	X		X	X
Paul F. Roth	X		X*	X
Jeffry E. Sterba(4)	X
No. of Meetings in 2002	8	6	7	5	5

(1)
The PNM Resources Board of Directors has determined that R. Martin Chavez qualifies as an "audit committee financial expert," as defined by the Securities and Exchange Commission rules.

(2)
Elected Class "A" Director of PNM Resources effective July 16, 2002. Appointed a member of the Finance Committee, and the Audit and Ethics Committee on October 1, 2002.

(3)
Elected Class "C" Director of PNM Resources effective July 16, 2002. Appointed a member of the Board Governance and Human Resources Committee, and the Customer Policy Committee on October 1, 2002.

(4)
Chairman, President and CEO. Attended all Committee meetings.

*
Committee Chair

        In 2002, the full Board met eight times, and the outside directors met twice. Attendance in 2002 at full Board and committee meetings exceeded 97%, with the exception of one Board member, Ms. Bonnie S. Reitz. Ms. Reitz joined the Board in July 2002. Due to extenuating circumstances, she was unable to attend the last of the two remaining Board meetings for the year. Therefore, her attendance was less than 75%.

        The Audit and Ethics Committee assesses the work of PNM Resources internal auditors and independent public accountants, and the effectiveness of the business control structure. It also reviews the financial statements of PNM Resources and oversees PNM Resources' financial reporting. The committee represents the Board of Directors in accounting and auditing-related activities of PNM Resources. It has the responsibility to make recommendations to the Board with respect to appointment of the independent public accountants, to approve the scope of the annual audit, and to monitor and review the effectiveness of PNM Resources' management of accounting functions. The committee has adopted a policy governing audit, audit-related and non-audit fees and services in compliance with the Sarbanes-Oxley Act. The policy requires pre-approval by the committee of all services to be provided by the independent accountants and allows use of a budget pre-approved by the committee for identified services. The policy delegates to the committee chair authority to pre-approve services not covered by the budget between committee meetings with reports to be made at the following committee meeting. The policy identifies services that the independent accountants are prohibited from performing, consistent with legal requirements. The Audit and Ethics Committee's charter complies with requirements established by the SEC and NYSE, and is attached to this proxy statement as Appendix A. The committee also oversees the PNM Resources' Business Ethics and Corporate Compliance Program.

        The Board Governance and Human Resources Committee has the responsibility to make recommendations to the Board for nominees for election as directors, as well as recommendations concerning the effectiveness, structure, size, composition, and compensation of the Board, including committee assignments and candidates for election as Chairman of the Board. The committee conducts an annual evaluation of Board performance and effectiveness and, at least annually, reviews conflict of interest questionnaires submitted by directors and officers to determine whether any potential or actual conflict of interest exists. The committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareholders. Suggestions, together with a description of the potential nominee's qualifications, appropriate biographical information, and the potential nominee's signed consent to serve, should be submitted to the Secretary of PNM Resources prior to December 5, 2003, for consideration for the year 2004 Annual Meeting. The committee also reviews PNM Resources' compensation policies and benefits programs and their relationship to the attainment of business goals. The committee recommends to the Board the compensation philosophy and guidelines for the entire executive and managerial group, with emphasis on rewarding long-term results and maximizing shareholder value. The committee reviews PNM Resources' diversity program, conducts an annual performance evaluation of the chief executive officer, and ensures management continuity through annual review and approval of a management development and succession program. The committee interacts with standing employee organizations.

        The Customer Policy Committee reviews and monitors policies that address PNM Resources' responsibility to the communities in which the holding company or its subsidiaries do business. The subject matter of policies reviewed and monitored includes: customer service, the environment, charitable contributions, government relations, and communications to various constituencies of PNM Resources. The committee meets with public officials, the media, and other opinion leaders throughout the year to obtain an independent assessment of the company's public reputation.

        The Finance Committee reviews and recommends to the Board the capital structure and financial strategy for PNM Resources including dividend policy. This committee has oversight of PNM Resources' financial performance, investment procedures and policies, pension fund performance and funding level, capital expenditures, and risk management strategies and policies.

Director's Service Policy

        On February 19, 2002, the Board of Directors of PNM Resources adopted a revised Director's Service Policy addressing various aspects of board service, retirement practices, terms of office and inside directors.

        The following is a summary of the current policy:

        Retirement Policy.    Although there is no age limitation for service on the Board, under normal circumstances a director will not be nominated to serve another term after the term during which the director reaches the age of 72 years. A director who is also an employee of PNM Resources shall, on the date of his or her leaving PNM Resources, submit a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable.

        Term Limits.    No director shall be eligible for nomination for another term if election for that term would result in the director serving for more than twelve (12) years, except: (1) under extraordinary circumstances involving PNM Resources where the Board, in its discretion, deems it to be in the best interest of PNM Resources for the director to continue serving on the Board for more than twelve (12) years; or (2) the service beyond twelve (12) years is due to the director having been selected to fill a vacancy resulting in serving for a portion of an unexpired term. A nominee for director for a term, which would result in service in excess of twelve (12) years, shall submit a written resignation to the Board for acceptance at such time as the Board, in its discretion, deems advisable. Service on the Board of PNM prior to the establishment of PNM Resources as the holding company of PNM shall be counted for purposes of determining term limits under this policy.

        As discussed in last year's proxy statement, Ms. Godwin and Mr. Roth complied with this policy by submitting written resignations to the Board in connection with last year's Annual Meeting of Shareholders.

        Chief Executive Officer.    The Chief Executive Officer ("CEO") of PNM Resources shall be a director and the provisions of this policy regarding age and term limits shall not apply to the CEO as a director. When the director no longer holds the position of CEO of PNM Resources: (1) he or she shall submit a written resignation as a director to the Board for acceptance at such time as the Board, in its discretion, deems advisable; (2) the provisions of this policy regarding service as an inside director, age and term limits shall apply to the director; and (3) any service on the Board by the director, including the time served on the Board as CEO, shall be counted for purposes of determinations under this policy.

Performance Graph

        The following graph assumes that $100 was invested on December 31, 1997, in PNM* Common Stock, the S&P Stock Index, and the Philadelphia Utility Index, and that all dividends were reinvested. Historical performance does not necessarily predict future results.

COMPARISON 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PNM RESOURCES, THE S&P 500 INDEX AND
THE PHILADELPHIA UTILITY INDEX

Fiscal Year Ended December 31,	1997	1998	1999	2000	2001	2002
*PNM Resources	100	89	74	128	137	121
S & P 500	100	129	156	141	125	97
**Philadelphia Utility Index	100	118	98	148	126	103

        *$100 invested on December 31, 1997 in stock or index—including reinvestment of dividends; fiscal year ending December 31. The graph and table track the performance of PNM common stock through 2001, and thereafter reflect the performance of PNM Resources common stock.

        **The Philadelphia Utility Index companies are as follows: AES Corporation, Ameren Corporation, American Electric Power, Inc., Carolina Power and Light Company, Centerpoint Energy, Inc., Consolidated Edison, Inc., Dominion Resources, Inc., DTE Energy Company, Duke Energy Corporation, Edison International, Entergy Corporation, Exelon Corporation, FPL Group Inc., Northeast Utilities, Ohio Edison Company, PG&E Corporation, Public Service Enterprise Group, Xcel Energy, Inc., Southern Company, and TXU Corporation.

Audit and Ethics Committee Report

        The Audit and Ethics Committee (the "Audit Committee") assesses the work of PNM Resources' internal auditors and independent public accountants, and the effectiveness of the business control structure. The report below is based on fulfilling the charter responsibilities of the Audit Committee for 2002.

        The Audit Committee Report is included in this proxy statement to comply with Item 306 of the SEC Regulation S-K governing disclosures related to Audit Committee members and auditor services. The Audit Committee has prepared the following report for inclusion in this proxy statement.

        The Audit Committee is currently composed of four directors: Robert G. Armstrong (Chair), R. Martin Chavez, Julie A. Dobson, and Manuel T. Pacheco. All the Audit Committee members are "independent" under the NYSE listing standards. Ms. Dobson joined the Board on July 16, 2002. Prior to this date, the Audit Committee was composed of Messrs. Armstrong, Chavez, and Pacheco. The Audit Committee operates under a written charter (attached as Appendix A) as revised by the Board of Directors on February 19, 2002. As required by the charter, the Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board of Directors for approval. The Audit Committee also recommends to the Board of Directors the independent accountants to be submitted for approval by the shareholders. The Audit Committee met six times during 2002.

        The Board of Directors, upon recommendation of the Audit Committee, engaged Deloitte & Touche LLP ("Deloitte & Touche") to serve as independent public accountants for fiscal year 2002. Deloitte & Touche replaced Arthur Andersen LLP ("Andersen"). Subsequently, Deloitte & Touche was engaged to reaudit the years ended December 31, 2000 and December 31, 2001, to provide PNM Resources with results of attestation services performed during these periods in documents filed with the SEC. Andersen is unable to provide PNM Resources with any reports that will be filed with the SEC. The dismissal of Andersen was effective on June 7, 2002, and was reported in a Current Report on Form 8-K dated June 10, 2002 and Form 8-K/A dated June 18, 2002.

        In 1992, the Board adopted an Independent Accountant Evaluation and Selection Policy ("Policy"). The Policy was adopted because the Board considers it desirable to periodically change independent accountants in a manner that maintains the appearance and reality of independence and to obtain new perspectives, but not so frequently as to be disruptive or hinder the development of company and operational in-depth knowledge. According to that Policy, each year the Audit Committee evaluates the quality and cost of services provided by the independent accountants. A major review is conducted every five years that includes a Request for Proposal ("RFP") unless extraordinary circumstances exist. After fifteen years of continued service, PNM Resources will consider changing independent accountants. The Audit Committee has adopted a policy governing audit, audit-related and non-audit fees and services in compliance with the Sarbanes-Oxley Act. The policy requires pre-approval by the Audit Committee of all services to be provided by the independent accountants and allows use of a budget pre-approved by the Audit Committee for identified services. The policy delegates to the Audit Committee chair authority to pre-approve services not covered by the budget between Audit Committee meetings with reports to be made at the following Audit Committee meeting. The policy identifies services that the independent accountants are prohibited from performing, consistent with legal requirements.

        The Board selected Deloitte & Touche through the RFP process. No relationship exists between PNM Resources and Deloitte & Touche, other than the usual relationship between independent public accountant and client.

        Management is responsible for PNM Resources' internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of PNM Resources' consolidated financial statements in accordance with generally accepted auditing standards and to issue a report. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that PNM Resources' consolidated financial statements were prepared in accordance with generally accepted accounting principles and fairly represent the Company's financial position. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the independent accountants the firm's independence.

        Based on the Audit Committee's discussion with management and the independent accountants, and the Audit Committee's review of the representations of management, and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements (including reaudited financial statements for years ending 2000 and 2001) in PNM Resources' Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC.

        As a result of the Sarbanes-Oxley Act of 2002, implementing regulations from the SEC, and revisions to NYSE Listing Standards, the Audit Committee's responsibilities are subject to continuing changes. On January 8, 2003, the SEC issued its proposed rulemaking on "Standards Relating to Listed Company Audit Committees," and on January 28, 2003, the SEC issued its final rule on "Strengthening the Commission's Requirements Regarding Auditor Independence." The various rules have varying effective dates and transitional provisions. The Audit Committee will monitor these requirements and take the necessary steps to comply fully with them, including recommending specific conforming amendments to the Audit Committee charter.

                      Audit and Ethics Committee

                      Robert G. Armstrong, Chair
                      R. Martin Chavez
                      Julie A. Dobson
                      Manuel T. Pacheco

Board Governance and Human Resources Committee Report

Compensation Policies

        The Board Governance and Human Resources Committee (the "Committee") establishes compensation guidelines and targets based upon the performance of PNM Resources, its subsidiaries and business units, and individual executive officers. The Committee consists of five independent directors who are not PNM Resources employees. The Committee's goal is to establish a compensation program that:

  •
  links the interests of management and shareholders,

  •
  aligns executive compensation with long-term PNM Resources performance, and

  •
  attracts and retains executives of high caliber and ability.

        For 2002, an industry specific assessment of our compensation programs was conducted, including an executive compensation study conducted by Hewitt Associates for PNM Resources using a comparison group of twenty (20) utility and energy companies. The study consisted of a review of base salary, target bonus, target total cash compensation, long-term incentives, target benefits, perquisites, and target total compensation. The study contributed to the determination of compensation as described below.

Base Salaries

        Executive Officers.    Each year the Committee reviews base salaries of individual executive officers and their salary ranges. In 2002, base salaries were conservatively tied to the median base salaries of executives in comparable positions within the utility industry as reported in the study conducted by Hewitt Associates.

        Chief Executive Officer.    On February 18, 2002, Mr. Sterba's salary was increased by $75,000 to $525,000. In setting Mr. Sterba's salary for 2002, the Committee evaluated his performance in the prior year, and considered competitive utility industry data as reported in the study conducted by Hewitt Associates.

Short-Term Incentive Compensation

        Executive Officers and Chief Executive Officer.    In 2002, executive officers, including Mr. Sterba, participated in a short-term incentive plan. The plan as designed for 2002 had "at risk" cash compensation elements tied to business unit, individual, and company-wide earnings per share ("EPS") performance. EPS threshold, stretch, and optimal goals were approved by the Board. Award calculation is based on the combined achievement of business unit, individual, and EPS performance, but the EPS threshold goal had to be achieved to trigger a payout. Since the EPS threshold goal was not achieved, executive officers, including Mr. Sterba, did not receive an award under this incentive plan for 2002 performance.

Long-Term Incentive Compensation

        Executive Officers and Chief Executive Officer.    The Omnibus Performance Equity Plan ("PEP") expands the Company's flexibility to structure compensation incentives for officers and employees by rewarding long-term growth and profitability incentives in the emerging competitive environment. The PEP allows for non-qualified stock options, incentive stock options, restricted stock rights, performance shares, performance units, and stock appreciation rights. The Committee believes that stock ownership provides additional incentives for eligible employees to devote their best efforts to the Company's financial success as well as to perform in the best interests of shareholders, customers, and employees.

        Under the PEP, non-qualified stock options are granted to all executive officers, including Mr. Sterba, on an annual basis. The PEP provides that the Committee, in its sole and absolute discretion, will declare the level of options to be granted.

        Under the PEP, performance shares may be awarded to all executive officers, including Mr. Sterba, through the Long-Term Performance Share Program. The program has "at risk" stock awards tied to Company Total Shareholder Return ("TSR") that meets or exceeds the Philadelphia Utility Index using the average stock price over the first 30 days and the last 30 days of the performance period. The grants for 2002 Company performance were approved and awarded in February 2003, wherein the PNM Resources TSR outperformed the Philadelphia Utility Index by 4.98 percentage points.

Ongoing Committee Activities in 2002

        In 2002, the Committee became concerned about the effect of focusing entirely on an EPS trigger for any payout of short-term incentive compensation. In an effort to better balance the importance of achieving Company performance goals as well as corporate earnings objectives, the Committee has revised the executive incentive plan. For 2003, the incentive plan has been redesigned to pay up to 20% of the maximum award tied to individual and team performance goals achieved. The balance of the award is based on corporate earnings per share.

        The Committee will continue to review, monitor and evaluate PNM Resources' executive compensation programs to assure that they effectively support Company strategy and achieve the Committee's goals.

Certain Tax Matters

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), generally prohibits publicly held companies, such as PNM Resources, from deducting, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the shareholders. The Committee endeavors to maximize the deductibility of compensation under Section 162(m) to the extent practicable, but does consider other factors as necessary to achieve the compensation program goals.

Board Governance and Human Resources Committee

                      Robert M. Price, 2003 Chair
                      Paul F. Roth, 2002 Chair
                      Joyce A. Godwin
                      Theodore F. Patlovich
                      Bonnie S. Reitz

Executive Compensation
As of December 31, 2002

Summary Compensation Table

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Restricted Stock Award(s)		Securities Underlying Options(#)	All Other Compensation
J. E. Sterba Chairman, President & Chief Executive Officer	2002 2001 2000	$513,461 465,255 317,114	(e) (i)	$0 472,500 241,200	(b) (f)	(a) (a) (a)	$7,820 0 0	(h)	100,000 -0-(j) 325,000	$75,931 52,635 142,355	(g) (c)(g) (c)(g)
R. J. Flynn Executive Vice President & Chief Operating Officer	2002 2001 2000	$277,888 251,352 234,808		$0 211,830 182,820	(b) (f)	(a) (a) (a)	$2,933 0 0	(h)	28,000 -0-(j) 65,000	$37,749 32,506 22,441	(g) (g) (g)
M. H. Maerki* Senior Vice President & Chief Financial Officer	2002 2001 2000	$228,003 230,940 217,393	(e) (e)	$0 150,000 111,452	(b) (f)	(a) (a) (a)	$1,955 0 0	(h)	19,000 -0-(j) 49,000	$32,276 24,495 19,402	(g) (g) (g)
P. T. Ortiz Senior Vice President, General Counsel & Secretary	2002 2001 2000	$218,160 207,100 197,121		$0 123,000 78,982	(b) (f)	$22,520(d) (a) (a)	$1,955 0 0	(h)	19,000 -0-(j) 47,000	$27,286 21,431 23,401	(g) (g) (g)
W. J. Real Senior Vice President, Public Policy	2002 2001 2000	$257,696 242,672 219,233		$0 214,900 182,820	(b) (f)	(a) (a) (a)	$2,933 0 0	(h)	28,000 -0-(j) 67,000	$37,373 31,856 19,967	(g) (g) (g)

*
As of January 1, 2003, Max Maerki's title became Senior Vice President, Corporate Strategy Development.

(a)
Amounts are less than the established reporting thresholds.

(b)
Bonus paid in 2002 for 2001 performance according to the Officer Incentive Plan. The Officer Incentive Plan ties a portion of officer compensation to company-wide earnings per share, positive corporate total shareholder return in excess of the Philadelphia Utility Index, and individual performance.

(c)
Relocation expense reimbursement of $127,464 is included for 2000, and $1,386 for 2001.

(d)
Executive Spending Account program totals represent 89% or $19,939 of Mr. Ortiz's "Other Annual Compensation" total.

(e)
Amounts include sales of accrued vacation hours.

(f)
Incentives paid in 2000 and 2001 for prior year achievements under the Officer Incentive Plan and the broad-based employee annual incentive program, Results Pay, respectively. In addition, these amounts include any lump sum bonus granted for individual performance.

(g)
These amounts represent the 401(k) Company match and contributions under the Master Employee Savings Plan, plus amounts pursuant to the Executive Savings Plan, a plan that provides executives with contribution benefits for earnings more than the IRS limits imposed for qualified plans.

(h)
These were the first restricted stock awards under the Omnibus Performance Equity Plan. The fair market value at the time of the award on July 15, 2002, was $19.55 per share. The fair market value on December 31, 2002, was $23.82 per share. These restricted stock rights vest in the following manner: (i) on the first anniversary of the grant date, 33%; (ii) on the second anniversary of the grant date, 67%; and (iii) on the third anniversary of the grant date, 100%. In the event of a change in control, the grantee's nonvested restricted stock rights fully vest. Dividend equivalents are paid on a quarterly basis in cash.

(i)
Salary for partial year of service. Mr. Sterba rejoined PNM on February 28, 2000.

(j)
No stock option grants were made in 2001 because the Omnibus Performance Equity Plan did not become effective until December 31, 2001, and the predecessor plan, the Performance Stock Plan, expired on December 31, 2000.

Option Grants and Exercises in 2002

        Under the PEP, non-qualified stock option grants are awarded to all executive officers, including Mr. Sterba, as well as other key employees. Grants for 2002 were approved and awarded in February 2002 and are reported in the table below.

OPTION GRANTS IN LAST FISCAL YEAR (2002)

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value($)(2)
Jeffry E. Sterba	100,000	12%	$25.75	2/18/12	$738,667
Roger J. Flynn	28,000	3%	$25.75	2/18/12	$206,827
Max H. Maerki	19,000	2%	$25.75	2/18/12	$140,347
Patrick T. Ortiz	19,000	2%	$25.75	2/18/12	$140,347
William J. Real	28,000	3%	$25.75	2/18/12	$206,827

(1)
The options shown in this table were granted in 2002 under the Omnibus Performance Equity Plan.

(2)
The grant date valuation was calculated using the Black-Scholes option pricing model assuming stock price volatility of 33.51%, a risk-free rate of return of 4.87% and an annual dividend yield of 3.42%.

        No options granted under the PEP in 2002 were exercisable in 2002. The table below reflects (1) unexercised options granted under a previous expired plan, the Performance Stock Plan ("PSP"), as well as options granted in 2002 under the PEP and (2) exercised options granted under the PSP.

Aggregated Option Exercises in 2002
and 2002 Year-End Option Values

			Number of Securities Underlying Unexercised Options at December 31, 2002
					Value of Unexercised In-the-Money Options at December 31, 2002(a)
Name	Shares Acquired on Exercise	Value Realized(b)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. E. Sterba	—	—	83,332	341,668	-0-	$1,632,750
R. J. Flynn	—	—	59,065	69,668	153,707	240,225
M. H. Maerki	16,000	$97,920	19,332	48,668	-0-	160,150
P. T. Ortiz	—	—	102,671	48,001	632,560	160,150
W. J. Real	—	—	48,098	70,334	102,105	240,225

(a)
Value equals the year-end stock price ($23.82) minus the exercise price, times the number of shares underlying the option. "In-the-Money" means that the year-end stock price was greater than the exercise price of the option.

(b)
Value of shares exercised is the market value of the shares on the exercise date minus the exercise price.

Retirement Plan and Related Matters

Employees' Retirement Plan

        PNM Resources, Inc. sponsors the Employees' Retirement Plan (the "ERP"), a noncontributory defined benefit pension plan. Effective January 1, 1998, the ERP was closed to new participants. Prior to January 1, 1998, employees who had at least one year of service and who had attained the age of 21 years were eligible to become participants.

        Benefits under the ERP are based on the participant's service and compensation. Under the ERP, a participant's "Credited Service" is used for purposes of determining the amount of the participant's benefit. The ERP was amended as of January 1, 1998, to limit a participant's Credited Service to the Credited Service earned as of December 31, 1997, plus a limited amount of future service. The amount of Credited Service earned after December 31, 1997, is based on the participant's age and years of Credited Service as of December 31, 1997. Participants in the ERP continue to accrue "Total Service," which is the service measure used for purposes of determining a participant's vesting and eligibility for early and other retirement benefits. A participant's compensation used for ERP benefit calculations was frozen as of December 31, 1997.

        The Company made an aggregate contribution of $26,100,000 to fund pension and post-retirement benefit plans in 2002. In addition, a contribution of $20,000,000 was made in the first quarter of 2003. The contribution amount is actuarially determined based upon the number of ERP participants, the participants' ages, compensation, and service. The amount of any contribution with respect to any one person cannot be determined.

Supplemental Employee Retirement Agreements

        Messrs. Maerki, Sterba and Ortiz have entered into supplemental employee retirement agreements ("SERPs") with PNM Resources.

  Agreement with Mr. Maerki

        Mr. Maerki's SERP provides him with a supplemental retirement benefit calculated, generally, using the ERP benefit formula but disregarding certain limitations imposed by the Tax Code on the amount of compensation that may be considered in calculating an ERP benefit and the maximum benefit that may be provided by the ERP. The benefit under the SERP is reduced by the benefit actually due under the ERP. For purposes of determining the benefit, the SERP provides that Mr. Maerki's assumed date of hire is February 15, 1974.

  Agreement with Mr. Sterba

        Mr. Sterba's SERP provides him with a supplemental retirement benefit calculated, generally, using the ERP benefit formula but disregarding certain limitations imposed by the Tax Code on the amount of compensation that may be considered in calculating an ERP benefit and the maximum benefit that may be provided by the ERP. The benefit under the SERP is reduced by the benefit actually due under the ERP. For purposes of determining his benefit under the SERP, the SERP provides that if Mr. Sterba remains employed by PNM Resources until

February 28, 2005, he will be treated as having 30 years of Credited Service. If Mr. Sterba voluntarily terminates employment with PNM Resources or is terminated for cause prior to February 28, 2005, he will receive no additional Credited Service for purposes of the SERP. However, if Mr. Sterba is terminated by PNM Resources for any other reason, is constructively terminated or his termination is the result of a change in control, he will be treated as having 30 years of Credited Service upon termination. Mr. Sterba's SERP also provides for payment of enhanced severance benefits in lieu of the severance benefits otherwise payable under the Non-union Severance Plan. The Non-union Severance Plan is discussed on page 22.

  Agreement with Mr. Ortiz

        Mr. Ortiz's SERP provides him with a supplemental retirement benefit calculated, generally, using the ERP's benefit formula, but disregarding the compensation and benefits limitations imposed by the Tax Code. The benefit is then reduced by the benefit actually due under the ERP. For purposes of determining the benefit, the SERP provides that Mr. Ortiz is credited with ten years of Credited Service on January 1, 2000, and continues to earn Credited Service at the rate of two years for each year of employment from January 1, 2000 through December 31, 2009. If Mr. Ortiz is terminated for cause, the additional service awarded under the SERP will be forfeited. Mr. Ortiz's SERP also entitles him to enhanced supplemental retirement benefits in lieu of the supplemental retirement benefits otherwise provided under the Retention Plan and enhanced severance benefits in lieu of the severance benefits otherwise provided under the Non-union Severance Plan. The Retention Plan and the Non-union Severance Plan are discussed beginning on page 21.

Accelerated Management Performance Plan

        PNM Resources also sponsors the Accelerated Management Performance Plan (the "AMPP"), a non-qualified executive benefit program for a select group of management employees. The AMPP has been amended so that the accumulation of additional service credits was phased out as of January 1, 1990. Mr. Maerki and certain other key management employees participate in the AMPP.

Retirement Tables

        The following table shows the annual benefits that would be provided under the ERP and (in the cases of Messrs. Sterba, Maerki and Ortiz) the SERPs to participants who retire at the indicated compensation and Credited Service levels and who elect to receive benefits, calculated on a straight-life annuity basis (i.e., payable over the participant's life). Benefits shown are maximum annual benefits payable at age 65 to participants who retire at age 65. The amounts shown in the table are not subject to any deduction for Social Security benefits or other offset amounts.

Plan Benefit Table

Average of Highest Annual Base Salary for 3 Consecutive Years(a)
	Years of Credited Service
	5(b)	10	15	20	25	30	32 1/2(c)
$100,000	$10,000	$20,000	$30,000	$40,000	$50,000	$60,000	$65,000
$150,000	15,000	30,000	45,000	60,000	75,000	90,000	97,500
$200,000	20,000	40,000	60,000	80,000	100,000	120,000	130,000
$250,000	25,000	50,000	75,000	100,000	125,000	150,000	162,500
$300,000	30,000	60,000	90,000	120,000	150,000	180,000	195,000
$350,000	35,000	70,000	105,000	140,000	175,000	210,000	227,500
$400,000	40,000	80,000	120,000	160,000	200,000	240,000	260,000
$450,000	45,000	90,000	135,000	180,000	225,000	270,000	292,500
$500,000	50,000	100,000	150,000	200,000	250,000	300,000	325,000

(a)
Compensation consists of base salary and includes any amount voluntarily deferred under the Master Employee Savings Plan and Trust and the Executive Savings Plan. Generally, compensation for these purposes does not include bonuses, payments for accrued vacation, or overtime pay.

(b)
Except as noted above in the explanation of the supplemental employee retirement agreements, service begins accumulating from the date of hire and vesting occurs after five years of Total Service.

(c)
The maximum number of years generally taken into account for purposes of calculating benefits is 32 1/2. Under limited circumstances, an employee working beyond age 62 could earn an additional 3% retirement benefit.

        The following table shows the average salary and the years of Credited Service and years of Total Service under the ERP and under the SERPs for the named executive officers as of December 31, 2002.

Salary/Service Table

Name	ERP Average Salary	SERP Average Salary	ERP Years and Months of Credited Service	SERP Years and Months of Credited Service	ERP Years and Months of Total Service	SERP Years and Months of Total Service
Flynn, R. J.	$152,000	N/A	6 yrs, 0 mos	N/A	8 yrs, 0 mos	N/A
Maerki, M. H.(a)	$164,700	$170,900	19 yrs, 0 mos	29 yrs, 0 mos	19 yrs, 0 mos	19 yrs, 0 mos
Ortiz, P. T.	$138,332	$138,332	8 yrs, 2 mos	16 yrs, 0 mos	11 yrs, 2 mos	11 yrs, 2 mos
Real, W. J.	$135,000	N/A	24 yrs, 3 mos	N/A	24 yrs, 3 mos	N/A
Sterba, J. E.	$156,667	$167,412	22 yrs, 0 mos	22 yrs, 0 mos	25 yrs, 0 mos	25 yrs, 0 mos

(a)
Mr. Maerki also has been awarded 1.57 years additional service credits under the Accelerated Management Performance Plan.

401(k) Plan and Executive Savings Plan

        PNM Resources also sponsors the Master Employee Savings Plan and Trust (the "401(k) Plan"), a defined contribution retirement plan. Contributions to the 401(k) Plan are made by both participants and PNM Resources. PNM Resources contributions to the 401(k) Plan consist of a discretionary contribution (currently equal to three percent of eligible compensation) and a discretionary matching contribution (currently equal to 75 percent of the first six percent of eligible compensation contributed by the employee to the 401(k) Plan on a pre-tax basis).

        The Tax Code imposes a limitation on the amount of compensation that can be considered when determining the amount of discretionary and matching contributions to the 401(k) Plan. The Tax Code also limits the maximum amount that can be contributed by any participant and the maximum amount of participant contributions, Company contributions and other amounts that can be allocated to any participant's account. In June 1998, the PNM Board of Directors approved the ESP. The ESP is a non-qualified plan that provides the current executive officers and certain other executives an opportunity to supplement his or her retirement savings and to receive the full Company contributions that would be available in the absence of these limitations. Sixteen officers were eligible to participate in the ESP in 2002. The ESP was amended and restated in 2002, and PNM Resources assumed sponsorship of the ESP in 2002.

Grantor Trust

        The PNM Board of Directors established an irrevocable grantor trust, to assist it in meeting its obligations under the AMPP, the SERPs and certain other programs. PNM Resources may, but is not obligated to, make contributions to the trust, which was established with an independent trustee. Since 1989, $12.7 million has been contributed to the trust. In connection with amendments to the Executive Retention Plan (the "Retention Plan"), which is discussed below, the ESP and the SERPs, benefits would be required to be funded through the trust upon a change in control of PNM Resources.

Employment Contracts, Termination of Employment
and Change in Control Arrangements

Executive Retention Plan

        The Retention Plan, which has been effective since 1992, covers the current executive officers and certain other key employees designated by the Board. The Retention Plan provides special severance benefits should a covered individual be terminated as a result of a change in control. Benefits are only payable if the covered employee is not immediately re-employed by the successor company and if that termination is (a) for reasons other than cause, death or disability or (b) by the employee due to constructive termination. The severance benefits include: (i) lump sum severance benefits (equal to 2.5 times current base compensation for the current executive officers); (ii) reimbursement of reasonable legal fees and expenses incurred as a result of termination of employment; (iii) certain insurance benefits that are substantially similar to those received by the employee immediately prior to termination of employment; (iv) supplemental retirement benefits; and (v) certain other amounts. If an employee receives any payment due to a change in control that is subject to the excise tax provided in Section 4999 of the Tax Code, then the employee will be reimbursed in an amount equal to that which places the employee in the same after-tax position as if no excise tax had been imposed. The Retention Plan was effective for an initial term through December 31, 1992, and is to continue in effect until terminated by the Board. The Retention Plan is.also subject to automatic extension, or revival if it has been terminated, for certain events relating to potential changes in control.

Non-union Severance Pay Plan

        PNM Resources has a Non-union Severance Pay Plan that covers non-union employees, including the current executive officers, who are terminated. In order to receive any severance benefits, any employee other than a member of the Senior Management Group (the current executive officers are members of the Senior Management Group) must be terminated due to the elimination of his or her position. Members of the Senior Management Group are eligible, upon signing a release agreement, for a lump sum payment equal to one year of base salary and reimbursement for placement assistance expenses (up to 5% of base salary). Members of the Senior Management Group also are eligible for regular severance pay in the amount of two months of base salary, plus one additional week of base salary for each year of service, continuation of certain insurance coverages, and health care benefits for up to 12 months. Severance benefits may not exceed the equivalent of twice the participant's annual compensation. If an individual is to receive benefits under the Retention Plan, severance benefits are not available under the Non-union Severance Pay Plan.

Other Plans

        Certain other plans sponsored by PNM Resources in which the named executive officers participate, contain provisions that are triggered by a change in control. These include the PSP, under which immediate vesting of stock options occurs upon a change in control, and the PEP which provides for immediate vesting upon eligible termination due to a change in control. The terms of the change in control provisions are similar among the plans but do have some variations.

PROPOSAL 2: APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN ("ESPP")
(Proposal 2 on your proxy card)

        The Board is seeking shareholder approval of the PNM Resources Employee Stock Purchase Plan (the "ESPP"). On July 16, 2002, the Board adopted the ESPP subject to approval by the shareholders at the Annual Meeting.

        A copy of the proposed ESPP is attached to this proxy statement as Appendix B and is considered a part of this proxy statement. The following description of the ESPP is a summary. Please refer to Appendix B for a complete description of the ESPP and its terms.

Purpose

        We believe that employee ownership of our common stock is desirable for both our shareholders and employees. The purpose of the ESPP is to provide a convenient and advantageous way for employees of PNM Resources and its designated subsidiaries to purchase shares of our common stock through payroll deductions pursuant to a plan that is intended to qualify for beneficial tax treatment under Section 423 of the Tax Code.

Stock Subject to the ESPP

        Under the ESPP, qualified employees may purchase shares of our common stock through payroll deductions at a discount from market price, without incurring trading fees. A maximum of 250,000 shares of common stock, subject to adjustments for stock splits and similar adjustments, will be available for purchase under the ESPP. Ordinarily, the common stock issued under the ESPP will be from newly-issued shares of PNM Resources common stock, except that shares acquired with reinvested cash dividends will ordinarily be purchased on the open market and will be acquired at no discount from the market price.

Plan Administration

        The ESPP will be administered by or under the direction of the Board Governance and Human Resources Committee of the Board, which may delegate some or all of its duties and authority to one or more employees of PNM Resources. PNM Resources will pay all expenses incident to the operation of the ESPP, but will not pay expenses, commissions or taxes incurred in connection with an employee's request to sell shares held in his or her ESPP account.

Eligibility

        Participation in the ESPP is voluntary. To be eligible to participate in the ESPP an employee must (i) have been employed by PNM Resources or a designated subsidiary (e.g. PNM) for a minimum of 6 months, (ii) customarily work at least 20 hours per week and 5 months per calendar year, and (iii) not own 5% or more of the total combined voting power or value of all classes of stock of PNM Resources or any parent or subsidiary of PNM Resources. Currently, there are approximately 2,643 eligible participants.

Offerings and Purchase Dates

        Separate 6 month offering periods will begin on January 1 and July 1 of each year and end, respectively, on June 30, and December 31. The first offering period will begin on July 1, 2003.

        During the offering periods, participating employees accumulate funds in an account used to buy PNM Resources common stock through payroll deductions. Payroll deductions accrue at a rate of not less than 1% and not more then 10% of the employee's compensation during each payroll period in an offering period. An employee's compensation under the ESPP includes pre-

tax contributions to employee benefit plans but excludes bonuses and other miscellaneous payments to the employee.

        Each offering period will include two purchase dates, one every three months, at which time the purchase price is determined and the participating employee's accumulated funds are used to purchase the appropriate number of shares of common stock including fractional shares. The purchase dates are March 31 and June 30 for each offering beginning on January 1, and September 30 and December 31 for each offering beginning on July 1.

Purchase Price

        The purchase price per share of common stock acquired with accumulated payroll deductions is 85% of the lesser of (1) the fair market value of the common stock on the first business day of the offering period or (2) the fair market value of the common stock on the purchase date.

Effect of Termination

        Employees have no right to acquire shares under the ESPP upon termination of their employment for any reason, including death or retirement. All accumulated payroll deductions not previously used to purchase shares under the ESPP will be paid without interest to the employee or to his or her estate.

Amendment and Termination of the ESPP

        The Board Governance and Human Resources Committee may amend or terminate the ESPP, except that the committee may not take any action without shareholder approval if approval is required by Section 423 of the Tax Code or by applicable law or New York Stock Exchange rules.

Federal Income Tax Consequences

        PNM Resources intends that the ESPP qualify as an "employee stock purchase plan" under Tax Code Section 423. The following discussion summarizes the material federal income tax consequences to PNM Resources and participating employees in connection with the ESPP under existing applicable provisions of the Tax Code and the accompanying Treasury Regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The discussion does not address the consequences of state, local or foreign tax laws.

        Under the Tax Code, PNM Resources is deemed to grant employee participants in the ESPP an "option" on the first business day of each offering period to purchase as many shares of common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each three-month purchase period, the purchase price is determined and the employee is deemed to have exercised the "option" to purchase shares of common stock with his or her accumulated payroll deductions.

        The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the ESPP is two years after the first business day of an offering period. When the common stock is disposed of after this period (a "qualifying disposition"), the employee realizes ordinary income to the extent of the lesser of (a) 15% of fair market value of the common stock on the first business day of the offering period or (b) the actual gain realized. All additional gain recognized on a qualifying disposition will be taxed as long-term capital gain. If the shares are sold and the price is less than the purchase price, there will be no ordinary income. Instead, the employee will have a long-term capital loss for the difference between the sale price and the purchase price.

        When an employee sells the common stock before the expiration of the required two-year holding period (a "disqualifying disposition"), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the purchase date, regardless of the price at which the common stock is sold. The difference, if any, between the proceeds of sale and the fair market value of the stock at the date of purchase is treated as a capital gain or loss (long-term if shares are held for more than the applicable holding period).

        Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary income, PNM Resources may not take a tax deduction for the amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee must report as ordinary income qualifies as a tax deduction for PNM Resources for the year of the disposition.

Your Board of Directors recommends a vote FOR this proposal.

NEW PLAN BENEFITS

        The following table provides information with respect to benefits received by or allocated to the following individuals and groups under the new Employee Stock Purchase Plan:

New Employee Stock Purchase Plan
Name and Position	Dollar Value	Number of Shares Underlying Options
CEO and Other Individuals Named in Summary Compensation Table	*	Aggregate of 250,000 maximum for all participants
Executive Officer Group	*	Aggregate of 250,000 maximum for all participants
Non-Executive Officer Employee Group	*	Aggregate of 250,000 maximum for all participants
Non-Executive Director Group	None (must be employee to participate)	None (must be employee to participate)

*
The ultimate dollar value of benefits under the Employee Stock Purchase Plan cannot be determined at this time, since the ultimate value will depend upon whether an individual enrolls in the plan and if so: (1) the amount of payroll deduction selected by the participant and (2) market conditions existing from time to time. As described under Proposal 2 of this proxy statement, participants receive a discount off the purchase price for shares acquired under the plan.

EQUITY COMPENSATION PLAN INFORMATION As of December 31, 2002
	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,525,517	$20.82	1,737,485
Equity compensation plans not approved by security holders (Executive Savings Plan)	4,713	$25.65	20,287
Total	3,530,230	$20.79	1,757,772

        The PNM Resources, Inc. Executive Savings Plan ("ESP") was established in 2001 to supplement the benefits available to certain management or highly compensated employees under the PNM Resources, Inc. Master Employee Savings Plan and Trust ("MESP"). Under the ESP, PNM Resources and each adopting affiliate will provide a supplemental matching credit and a supplemental employer credit on behalf of each of its participating employees. The amount of the supplemental matching credit will equal 75% of the first 6% of eligible compensation deferred by the participant pursuant to the ESP. The amount of the supplemental employer credit will equal the amount of the additional employer contribution that would have been contributed to the MESP on behalf of the participant in the absence of any limitations imposed by the Tax Code on the compensation considered or the maximum account additions to the MESP.

        Under the ESP, an eligible employee may choose to invest his or her deferred compensation in one or more of several hypothetical investment funds, including the PNM Resources Stock Fund, which provides for returns based on a hypothetical investment in shares of common stock of PNM Resources. An employee who chooses to invest in the PNM Resources Stock Fund may elect to settle that portion of his or her account in either common stock or cash. 25,000 shares of common stock have been reserved by PNM Resources for issuance under the ESP. During the year ended December 31, 2002, 3,871 shares of common stock were allocated to participants in the ESP. Accordingly, at December 31, 2002, there were a total of 4,713 shares of PNM Resources' common stock allocated but not issued to active plan participants under the ESP.

PROPOSAL 3: APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS
(Proposal 3 on your proxy card)

        The Board of Directors is recommending that the shareholders approve the selection of Deloitte & Touche as independent accountants for 2003. On June 7, 2002, the Board of Directors, upon recommendation of the Audit and Ethics Committee (the "Audit Committee"), dismissed Arthur Andersen ("Andersen") as independent public accountants for PNM Resources and its affiliates, including Public Service Company of New Mexico. The Board selected Deloitte & Touche to serve as independent public accountants for the fiscal year 2002.

        Andersen's reports on PNM Resources, Inc. and Public Service Company of New Mexico (collectively, the "Companies") consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2001 and 2000 and through June 18, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Companies' consolidated financial statements for those years. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        PNM Resources provided Andersen with a copy of the foregoing disclosures and requested that Andersen provide the required letter pursuant to Item 304(a)(3) stating its agreement with the above statements. PNM Resources filed the letter with the SEC on June 18, 2002.

        During the years ended December 31, 2001 and 2000 and through June 18, 2002, neither PNM Resources nor any of its affiliates consulted Deloitte & Touche with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

        The Audit Committee has performed its annual evaluation of the quality and cost of services provided by Deloitte & Touche and an assessment of auditor independence. The Committee reported to the Board complete satisfaction with the services provided by Deloitte & Touche and recommended that Deloitte & Touche be selected as independent public accountants for 2003. The Board agrees with the Audit Committee's recommendations, as described in the Audit Committee report contained in this proxy statement.

        A representative of Deloitte & Touche will be available at the Annual Meeting to respond to questions and to make any statement the representative may desire.

Your Board of Directors recommends a vote FOR this proposal.

Audit Fees for 2002

        Audit Fees include the consolidated audit, quarterly review of consolidated financial statements and audits of specific transaction cycles. Aggregated audit fees billed by Deloitte & Touche for the year 2002 were $1,090,000.

All Other Fees

        Audit-Related Service Fees include statutory audit of subsidiaries, benefit plan audits, acquisition due diligence, accounting consultation, various attest services under professional standards, assistance with registration statements, comfort letters, consents, and other major transaction analysis. Aggregated audit-related service fees billed by Deloitte & Touche for the year 2002 were $320,000.

        Tax Compliance and Advisory Fees include the review of the company's consolidated tax return and tax planning and advisory services. Aggregated tax compliance and advisory fees billed by Deloitte & Touche for the year 2002 were $728,000.

        The Audit Committee has considered whether the provision of these services is compatible with maintaining the independent accountant's independence. The Audit Committee also determined that, beginning March 31, 2002, the auditor of PNM Resources' books and records would not be eligible to provide consulting services for PNM Resources without prior approval of the Audit Committee, and certain services prohibited by law.

        Total fees paid to Deloitte & Touche for the year 2002 were $2,138,000.

Other Matters

Section 16(a) Beneficial Ownership Reporting

        The Securities Exchange Act of 1934 requires PNM Resources' executive officers and directors to file certain reports of ownership and changes in ownership with the SEC. In August 2002, PNM Resources discovered that reports required to be filed pursuant to Section 16(a) with respect to 2002 transactions had been filed within the required deadlines, but under the Public Service Company of New Mexico Central Index Key ("CIK") Code rather than the PNM Resources CIK Code following the corporate reorganization on December 31, 2001.

        A CIK Code is assigned by the SEC to make each issuer or individual identifiable by its Electronic Data Gathering, Analysis, and Retrieval System (EDGAR).

        PNM Resources was subsequently directed by the SEC to re-file the reports under the correct CIK Code thus creating new filings made after the deadline for SEC reporting. The following Section 16(a) transactions were re-filed accordingly and are therefore being reported as late filings for purposes of SEC reporting requirements.

SECTION 16 FILER	FORM	TRANSACTION
R. Martin Chavez, Director	Form 4	Stock Purchase
Alice A. Cobb, Sr. Vice President	Form 4	Stock Purchase
Julie A. Dobson, Director	Form 3 Form 4	Statement of Initial Ownership Stock Purchase
*Benjamin F. Montoya, Director	Form 4	Option Exercise
Manuel T. Pacheco, Director	Form 4	Stock Purchase
Robert M. Price, Director	Form 4	Option Exercise
Bonnie S. Reitz, Director	Form 3 Form 4	Statement of Initial Ownership Stock Purchase
R. Blake Ridgeway, Sr. Vice President	Form 4	Option Exercise

*
Mr. Montoya resigned from the PNM Resources Board on May 14, 2002.

        Eight other transactions reported prior to August 15, 2002, by Section 16 individuals were also re-filed under the correct CIK Code; however, those transactions were reported voluntarily on a Form 4 and therefore are not considered late under the SEC's reporting requirements. All reports filed since August 23, 2002, have been filed on a timely basis using the correct CIK Code, with the exception of one transaction by William J. Real, Senior Vice President, that was reported late on a Form 4. The required Form 4 for Mr. Real was filed on the third business day and it reported the acquisition of 2 shares of common stock.

Annual Report and Other Matters

        PNM Resources' Annual Report, including consolidated financial statements, was mailed to shareholders beginning on April 4, 2003. Copies of the 2002 Annual Report on Form 10-K are available without charge upon written request to Barbara Barsky, Vice President, Investor Relations, Alvarado Square, Mail Stop 1104, Albuquerque, NM 87158, or electronically at InvestorRelations@pnm.com. You may also obtain our SEC filings through the Internet at http://www.pnm.com or http://www.sec.gov.

Shareholder Proposals for the Year 2003 Annual Meeting

        If you want PNM Resources to consider including a proposal in our proxy statement and form of proxy next year, you must submit the proposal to us in accordance with applicable rules of the SEC, and your proposal must be received at our principal executive offices no later than December 5, 2003.

        If you intend to present a proposal at next year's Annual Meeting, but do not want the proposal to be included in our next year's proxy statement and form of proxy, then you must submit the proposal to the Secretary of PNM Resources no later than January 5, 2004, in accordance with the specific procedural requirements set forth in our bylaws.

        Shareholder proposals should be delivered to or mailed and received by us on or before the above dates addressed to:

  Secretary
  PNM Resources, Inc.
  Alvarado Square, Mail Stop 2822
  Albuquerque, NM 87158

        If you would like a copy of the procedures for submitting shareholder proposals contained in our bylaws, please contact:

  Assistant Corporate Secretary
  PNM Resources, Inc.
  Alvarado Square, Mail Stop 2850
  Albuquerque, NM 87158
  505-241-2205

        For next year's Annual Meeting of Shareholders, the persons appointed by the proxy to vote shareholders' shares will vote those shares according to their best judgment on any shareholder proposal that PNM Resources receives after January 5, 2004.

Solicitation

        The enclosed proxy is being solicited on behalf of PNM Resources' Board of Directors. This solicitation is being made by mail but also may be made in person, by telephone or via the Internet. We have hired Georgeson Shareholder to assist in the solicitation, for an estimated fee of $4,000, plus any out-of-pocket expenses. PNM Resources will pay all costs related to solicitation.

Revocability of Proxy

        You may revoke the enclosed proxy by attending the Annual Meeting and voting your shares in person or by providing a later executed proxy.

                      By Order of the Board of Directors

                      Patrick T. Ortiz
                      Senior Vice President,
                      General Counsel and Secretary

Appendix A

CHARTER
PNM RESOURCES, INC.
AUDIT AND ETHICS COMMITTEE

STATEMENT OF PURPOSE

The Audit and Ethics Committee (the "Committee") shall be a standing committee appointed by the Board of Directors consisting of at least three outside directors who are free of any relationships that would interfere with their exercise of independent judgment. The Committee and its designees will be granted unlimited accessibility to all PNM Resources' records, property, and employees. The committee has the authority to initiate and supervise investigations into any matters within the scope of its duties and responsibilities through the employment of any resources including outside counsel, if deemed necessary.

An annual report will be completed for the Board of Directors regarding the Committee's accomplishments. The Committee will periodically review its charter and recommend appropriate changes to the Board of Directors. The Committee may retain independent consultants, as appropriate, and take such other actions as may be necessary to achieve the following duties and responsibilities:

DUTIES AND RESPONSIBILITIES

  A. Assess External Audit

  1.
  The outside auditors are ultimately accountable to the Board and the Committee. The Board of Directors and the Committee have the authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors. The Board and the Committee will follow the Independent Accountant and Selection Policy approved on July 7, 1992, regarding the outside auditors. The major provisions of this policy include:

  •
  The Committee shall annually undertake an evaluation (against specific criteria defined in the policy) of the quality and cost of services provided to the company by its selected independent accountants. This occurs in preparation for the annual recommendation to the Board as to the nomination of independent accountants for the following year.

  •
  No later than every five years, absent extraordinary circumstances, the Committee should undertake a major review of the services being provided by the independent accountants. Issuance of Request for Proposals ("RFP") from independent accountants will be included in this review. This RFP process will allow the Committee to properly assess the quality and cost of services being provided.

  •
  After fifteen years of continued service from a particular independent accounting firm, the company will consider changing independent accountants.

  2.
  At least annually, the Committee shall obtain from the outside auditors a formal written statement delineating all relationships between the outside auditors and the company. The Committee shall discuss with the outside auditors any relationships or services provided to the company that may impact the objectivity and independence of the outside auditors. The Committee shall recommend to the Board of Directors any appropriate action to be taken in response to the reports that may be necessary to satisfy itself of the independence of the outside auditors.

  3.
  Discuss the scope, objectives, staffing, reliance upon management and procedures to be included in the annual audit with the outside auditors, including the coordination of audit effort with the internal audit staff.

  4.
  Review with financial management and the outside auditors the company's quarterly and annual financial statements prior to filing. Discuss any significant changes to the company's accounting principles and any items required to be communicated in accordance with Statement of Accounting Standards No. 61. In particular the Committee shall review and discuss: significant accounting policies; management judgments and accounting estimates; significant audit adjustments; disagreements with management, including accounting principles, scope of audit, and disclosures; consultation with other accountants by management; the quality of the accounting principles and underlying estimates used in the preparation of the company's financial statements; the clarity of the financial disclosure practices used or proposed by the company; and, the outside auditors' views about the reasonableness of management's choices of accounting principles from the perspective of income, asset and liability recognition, and whether those practices are common practices or minority practices.

  5.
  Review any restrictions placed on the outside auditors in performance of their work, and the cooperation received from company personnel.

  6.
  Report the results of the outside auditors' examination of the company's financial statements to the Board of Directors.

  7.
  Maintain a direct line of communication with the outside auditors including meeting with them without company personnel present whenever deemed appropriate by the Committee or at the request of the outside auditors.

  B. Assess the Business Control Structure

        Review the company's business control structure by performing the following:

  1.
  Obtain periodic briefings by senior management regarding financial performance, business and financial risks, exposures and other issues, financial reporting issues and changes, litigation issues, internal controls, laws and regulations, and including oversight and responsibility for Senior Executive expense reimbursement. Request briefings from Senior Management on areas of operational risk that may impact company financial health. Review and monitor risk mitigation and management methods designed to address these risks.

  2.
  Review reports prepared by the internal and external auditors regarding risks outside the acceptable limits established by management and the Board. The Committee should consider the actions taken by management in response to the internal and external auditors' suggestions.

  3.
  Review the effectiveness of management's program to assure compliance with the requirements of laws and regulations and all associated risks. Ensure Internal Audit is sufficiently involved in review of company compliance with laws and regulations.

  4.
  Review and monitor the company's Code of Conduct and Compliance Program.

  C. Oversee the Work of the Internal Auditors

  1.
  Review and approve the Audit Services Department plan for assessing and reviewing business risks and the activities and mechanisms implemented by management to keep risks within acceptable limits.

  2.
  Assess whether the Audit Services Department is meeting the objectives defined by the Committee and senior management to:

  •
  Add value to the overall operation of the company through review of work performed, as reflected in the audit comments issued (operational perspective and preventative nature of recommendations), and in survey results from auditees;

  •
  Perform reviews in a proactive manner, evidenced by scheduled and reported involvement in key business projects company-wide (new systems in development, reengineering of significant business processes, quality initiatives, steering committees, advisory boards, etc.);

  •
  Evaluate the internal audit process for continual improvement opportunities and to incorporate best practices found through research within and outside the industry, with the objective to better serve internal and external customers, as evidenced by periodic presentations by the Director of Audit Services of new methods and process changes.
  3.
  Perform a formal evaluation of the performance of the Director of Audit Services at least annually with quarterly feedback regarding accomplishment of the mission and scope of coverage. The Committee must concur on the selection of any candidate for the position of Director of Audit Services.

Appendix B

FORM OF
PNM RESOURCES, INC.
EMPLOYEE STOCK PURCHASE PLAN

        PNM Resources, Inc. (the "Company") hereby establishes the following PNM Resources, Inc. Employee Stock Purchase Plan (the "Plan").

        1.    Purpose of the Plan. The Company believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Plan is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company's shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners. It is the intention of the Company to have the plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986 (the "Code"), as amended. The provisions of the Plan, accordingly, shall be constructed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2.    Shares Reserved for the Plan. There are 250,000 shares of the Company's authorized but unissued or reacquired common stock reserved for purposes of the Plan. The number of shares reserved for the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding common stock of the Company. The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company (the "Board"), which determination shall be conclusive. The shares to be delivered under the Plan will, at the election of the Company, be newly issued shares purchased directly from the Company, shares purchased on the open market, or treasury shares not reserved for any other purpose, or a combination thereof. Ordinarily, shares purchased in an Offering (defined below) will be newly issued shares or treasury shares and shares acquired through reinvestment of a participant's cash dividends will be shares purchased on the open market.

        3.    Administration of the Plan. The Plan shall be administered by or under the direction of the Board Governance and Human Resources Committee (the "Committee") of the Board, which may delegate some or all of its duties and authority to one or more Company employees. The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Committee may consult with counsel for the Company on any matter arising under the Plan. All determinations and decisions of the Committee shall be conclusive.

        4.    Eligible Employees. All Eligible Employees (as defined below) of the Company and all Eligible Employees of each corporate subsidiary of the Company (as defined in Code Section 424(f)) that is designated by the Board of Directors of the Company as a participant in the Plan (such participating subsidiary being hereinafter called a "Participating Subsidiary") are eligible to participate in the Plan. An "Eligible Employee" is an employee who is in the active service of the Company or a Participating Subsidiary on the applicable Subscription Deadline (as defined below)

excluding, however, (a) any employee whose customary employment is less than 20 hours per week and less than 5 months per calendar year, and (b) any employee who has not completed 6 months of service, and (c) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.

        5.    Offerings.

    (a)
    Offering. The Plan shall be implemented by a series of six-month offerings (the "Offerings"), with a new Offering commencing on January 1 and July 1 of each year, except that the initial Offering shall begin on July 1 2003. Each Offering commencing on January 1 of any year shall end on June 30 of that year, and each Offering commencing on July 1 of any year shall end on the December 31 of that year. The first business day of each Offering is the "Offering Date" for that Offering.

    (b)
    Purchase Dates. The following dates are the respective two "Purchase Dates" for each Offering:

    (i)
    March 31 and June 30 for the Offering beginning January 1 of each year; and

    (ii)
    September 30 and December 31 for the Offering beginning July 1 of each year.

    (c)
    Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of common stock on the Purchase Dates for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that no option may be granted under the Plan that would allow an employee's right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

        6.    Participation in the Plan.

          (a)  Initiating Participation. An Eligible Employee may elect to participate in an Offering under the Plan by completing a subscription agreement authorizing payroll deductions. The subscription and payroll deduction authorization must be filed no later than the "Subscription Deadline," which shall be a number of days prior to the Offering Date with the exact number of days being established from time to time by the Committee by written notice to Eligible Employees. Once filed, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the participant from each of the participant's paychecks during the Offering. The designated amount to be deducted from each paycheck may not be less than 1% or more than 10% of the participant's Compensation (as defined below) for the period covered by the paycheck. If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

          (b)  Definition of Compensation. "Compensation" means the participant's pay reportable on IRS Form W-2 (under Section 3401(a) of the Code), adjusted as follows:

    (i)
    Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code shall be included.

    (ii)
    Expense reimbursements, disability benefits, payments from a nonqualified deferred compensation arrangement, stock option income, and adjustments for overseas employment (other than any transfer premium) shall be excluded.

    (iii)
    Any payment representing excess vacation or paid time-off accruals (where such excess represents vacation or time-off not taken) shall be excluded.

    (iv)
    Any payment representing bonus payments shall be excluded.

          (c)  Amending Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may amend the payroll deduction authorization (i) once only at any time during any Offering to decrease the amount of payroll deductions, and (ii) effective for the first paycheck of a new Offering to either increase or decrease the amount of payroll deductions. A permitted change in payroll deductions shall be effective for any pay period only if notice is received by the Company at least some number of days prior to the payday for that pay period, with the exact number of days being established from time to time by the Committee by written notice to participants. Notwithstanding the foregoing, if the amount of payroll deductions from any participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in paragraph 5(c) above, then (x) a participant's payroll deductions may be decreased during any Offering scheduled to end during the current calendar year to 0%, and (y) payroll deductions shall recommence at the rate provided in such participant's then effective payroll deduction authorization at the beginning of the first Offering that is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 6(d).

          (d)  Terminating Participation. After a participant has begun participating in the Plan by initiating payroll deductions, the participant may terminate participation in the Plan by submitting a "Notice of Termination" form to the Company's Human Resources Department or electronically completing the required documentation provided by the Company through the Custodian at least some number of days prior to a Purchase Date, with the exact number of days being established from time to time by the Committee by written notice to participants. A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Upon termination of a participant's participation in the Plan, (1) all amounts deducted from the participant's Compensation and not previously used to purchase shares under the Plan shall be paid without interest to the participant after receipt of the participant's Notice of Termination and no further payroll deductions will be made during the Offering or until the applicable Eligible Employee initiates participation again in accordance with paragraph 6(a) above, and (2) the participant's option for the current Offering period will be automatically terminated. Participation in the Plan shall also terminate when a participant ceases to be an Eligible Employee for any reason, including death or retirement.

        7.    Option Price. The price at which shares shall be purchased in an Offering shall be the lower of (a) 85% of the fair market value of a share of common stock on the Offering Date of the Offering or (b) 85% of the fair market value of a share of common stock on the Purchase Date of the Offering. The fair market value of a share of common stock on any date shall be the closing price of the common stock for such date (or, in the event that the common stock is not traded on such date, the immediately preceding trading day) as reported on the New York Stock Exchange or, if the common stock is not traded on the New York Stock Exchange, such other reported value of the common stock as shall be specified by the Board.

        8.    Purchase of Shares. All amounts withheld from the Compensation of a participant shall be credited to his or her account under the Plan. No interest will be paid on such accounts. Unless a participant terminates participation in the Plan pursuant to paragraph 6(d) above, on each Purchase Date, the amount of the account of each participant will be applied to the purchase of shares (including fractional shares) by such participant from the Company at the price determined under paragraph 7 above. Any cash balance remaining in a participant's account after a Purchase Date as a result of the limitations set forth in paragraph 5(c) above shall be retained and used during a subsequent Purchase Date in the following calendar year unless the participant requests that such excess amounts be paid to the participant or unless the participant terminates participation in the Plan pursuant to paragraph 6(d).

        9.    Delivery and Custody of Shares. Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the "Custodian") as shall be appointed by the Committee. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants. By appropriate instructions to the Custodian, a participant may from time to time sell all or part of the shares held by the Custodian for the participant's account at the market price at the time the order is executed. If a participant desires to sell all of the shares in his or her account, the Custodian or the Company will purchase any fraction of a share in the account at the same price per share that the whole shares are sold on the market. By appropriate instructions to the Custodian, a participant may obtain a transfer into the participant's own name of all or part of the whole shares held by the Custodian for the participant's account and delivery of such whole shares to the participant; however no shares may be transferred until two years after the Offering Date of the Offering in which the shares were purchased.

        10.  Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

        11.  Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a participant or into his or her brokerage account. The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant. Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

        12.  Transferability. The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant's lifetime only by the participant. Upon the death of a participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the participant's account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

        13.  Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of common stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in common stock on behalf of the participants entitled thereto. The Custodian shall establish a separate account for each participant for the purpose of holding shares acquired through reinvestment of the participant's dividends. Shares acquired through reinvestment of the participant's dividends will not be acquired at any discount from the purchase price. Prior to each dividend payment date, the Company shall advise the Custodian whether to acquire shares for reinvestment of cash dividends from newly issued shares purchased directly from the Company, treasury shares purchased directly from the Company, shares purchased in the open market, or a combination thereof. The purchase price of newly-issued or treasury shares purchased directly from the Company will be the average of the high and low sales price of shares reported on the New York Stock Exchange on the dividend payment date. The purchase price of shares purchased in the open market with reinvested dividends will be the weighted average price, including trading fees, incurred in connection with the purchase of such shares. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of cash dividends payable with respect to all shares held by the Custodian for participants' accounts under the Plan. As soon as practicable thereafter, the Custodian shall use all of the funds so received to purchase shares of common stock directly from the Company or in the public market, as the case may be, and shall then allocate such shares (including fractional shares) among the dividend reinvestment accounts of the participants pro rata based on the amount of dividends reinvested for each participant. A participant may sell or transfer shares in the participant's dividend reinvestment account in accordance with paragraph 9 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

        14.  Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

        15.  Tax Withholding. In the event that the Company or any Subsidiary is required to withhold any Federal, state, local or foreign taxes in respect of any compensation or other income realized by the Participant, the Company or Such Subsidiary may deduct from any payments of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of Common Stock for the account of the Participant, the aggregate amount of such Federal, state, local or foreign taxes required to be withheld or, if such payments are insufficient to satisfy such Federal, state, local or foreign taxes, the Participant will be required to pay to the Company or such Subsidiary, or make other arrangement satisfactory to the Company or such Subsidiary regarding payment to the Company or such Subsidiary of, the aggregate amount of any such taxes.

        16.  Responsibility and Indemnity. Neither the Company, the Board, the Committee, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless the Board, the Committee and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan as permitted under the Company's By-laws or otherwise.

        17.  Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company's securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company. The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

        18.  Amendment and Termination of the Plan. Except as provided below, the Committee may, in its discretion, amend or terminate the Plan without the consent of the Company's shareholders or Plan participants except that: (a) any such Committee action must be approved by the Company's shareholders within one year after such Committee action if shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Company's stock is then quoted or listed, or if shareholder approval is needed for the Plan to continue to meet the requirements of Section 423 of the Code; and (b) the Committee must obtain the affected participant's consent if the Plan is amended to materially and adversely affects the rights of such participant with respect to outstanding purchase rights relating to any Offering that has been completed prior to such Committee action. The foregoing notwithstanding, upon termination of the Plan the Committee may (i) elect to terminate all outstanding purchase rights at such time as the Committee may designate, and all cash contributed to the Plan that remains in a participant's account will be returned to the participant (without interest) as promptly as practicable, or (ii) shorten the Offering or Purchase Dates to such period determined by the Committee and use amounts credited to a participant's account to purchase common stock.

        19.  Additional Restrictions of Rule 16b-3. The terms and conditions of options granted under this Plan, and the purchase of shares of common stock of the Company by persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the "Act"), shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon the exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Act with respect to Plan transactions.

North
I-40
Cornell
Gibson
Yale
I-25
Edith
Central
Broadway
South Broadway
Cultural Center
1025 Broadway, SE
Parking
Parking
Lomas
Lead
Bridge
Coal
4th St
6th St

Directions To
PNM Resources, Inc.

Annual Meeting of Shareholders

Tuesday, May 13, 2003 9:30 a.m.

South Broadway Cultural Center
1025 Broadway, SE Albuquerque, NM

    PROXY

    Proxy Solicited on Behalf of the Board of Directors

    The undersigned appoints Jeffry E. Sterba, Bonnie S. Reitz, and Theodore F. Patlovich, and each or any one of them, true and lawful attorney-in-fact and proxy for the undersigned, with full power of substitution, to represent and vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of PNM Resources, Inc., to be held at the South Broadway Cultural Center, 1025 Broadway SE, Albuquerque, New Mexico, at 9:30 a.m., Mountain Daylight Time, on May 13, 2003 and at any continuation of the meeting, if adjourned, on all matters coming before the meeting.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for proposals 1 2 and 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

    Please date and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian,

    etc., give full title. If stock is held jointly, each owner should sign. If stock is owned by a corporation, please sign full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.

/x/	Please mark votes as in this example.

A VOTE "FOR" THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1.
Election of Directors Robert G. Armstrong, Manuel T. Pacheco, Robert M. Price and Julie A. Dobson

Mark one:

FOR all nominees listed above / /	WITHHOLD AUTHORITY to vote for all nominees listed above / /	FOR all nominees listed above except / / __________________________________
2. To approve Employee Stock Purchase Plan.
☐ FOR ☐ AGAINST ☐ ABSTAIN
3. To approve the appointment of Deloitte & Touche LLP as independent accountants for 2003.
☐ FOR ☐ AGAINST ☐ ABSTAIN
4. Conduct other business properly brought up at the meeting.
__________________________________ Signature	_____________ Date
__________________________________ Signature (if held jointly)	_____________ Date

A VOTE "FOR" THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
PROPOSAL 1:	ELECTION OF DIRECTORS 01 Robert G. Armstrong, 02 Manuel T. Pacheco, 03 Robert M. Price, and 04 Julie A. Dobson.					FOR	AGAINST	ABSTAIN
				PROPOSAL 2:	To approve Employee Stock Purchase Plan.	☐	☐	☐
	FOR all nominees listed above	WITHHOLD AUTHORITY to vote for all nominees	FOR ALL nominees listed above except			FOR	AGAINST	ABSTAIN
	☐	☐	☐	PROPOSAL 3:	To approve the appointment of Deloitte & Touche LLP as independent accountants for 2003.	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.				PROPOSAL 4:	Conduct other business properly brought up at the meeting.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐
Signature	Signature	Date
Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
...
FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11 PM Eastern Time on May 12, 2003

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/pnm		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

YOUR VOTE IS IMPORTANT

You can view the Annual Report and Proxy Statement
on the Internet at www.pnm.com

P R
O X Y	PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned appoints J. E. Sterba, B. S. Reitz, and T. F. Patlovich and each or any one of them, true and lawful attorney-in-fact and proxy for the undersigned, with full power of substitution, to represent and vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of PNM Resources, Inc., to be held at the South Broadway Cultural Center, 1025 Broadway, SE, Albuquerque, NM, at 9:30 a.m., Mountain Daylight Time, on May 13, 2003, and at any continuation of the meeting, if adjourned, on all matters coming before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1, 2, AND 3.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
Address Change/Comments (Mark the corresponding box on the reverse side)
...
FOLD AND DETACH HERE

Fellow Shareholder,

Your company's Board of Directors cordially invites you to attend the 2003 Annual Meeting of Shareholders of PNM Resources, Inc. The meeting will be held on Tuesday, May 13, 2003, beginning at 9:30 a.m., at the South Broadway Cultural Center, 1025 Broadway SE, in Albuquerque, NM.

The Annual Meeting offers an opportunity to become acquainted with me and the other directors, together with all the members of the PNM Resources executive team, and to discuss our plans for the future. For shareholders who do not join us in person, we will be making my speech available on the pnm.com web site on the day of the meeting.

If you are unable to attend this year's meeting, please take a few moments to read the enclosed proxy statement and cast your vote for the election of directors, approval of the Employee Stock Purchase Plan and the appointment of our auditor for 2003. We are offering shareholders the option to register their votes by telephone, over the Internet, as well as with the traditional mail-in ballot or by casting your vote in person at the Annual Meeting.
On behalf of all the men and women who work for PNM Resources and PNM, I thank you for your continued confidence in us.
Sincerely,
Jeffry E. Sterba Chairman, President & CEO